EXHIBIT 99

                            MB Financial, Inc.
                            800 West Madison Street
                            Chicago, Illinois 60607
                            (888) 422-6562
                            NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS NET INCOME OF
$14.7 MILLION FOR THE THIRD QUARTER OF 2006

CHICAGO, October 30, 2006 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A., Oak Brook Bank and Union Bank, N.A., announced today third quarter results for 2006. The Company realized net income of $14.7 million for the third quarter of 2006 compared to $16.6 million for the third quarter of 2005, a decrease of 11.4%. Fully diluted earnings per share for the third quarter of 2006 decreased 19.3% to $0.46 compared to $0.57 per share in the third quarter of 2005.

The Company completed its merger with First Oak Brook Bancshares, Inc. (FOBB), parent of Oak Brook Bank, on August 25, 2006. As a result of the merger the quarter reflects the following items:

•
We incurred merger related expenses (severance, contract termination costs, moving expenses, etc.) of approximately $800 thousand. These were expenses incurred at MB Financial that were required to be expensed and not included in the purchase accounting. In addition, there were $16.5 million in merger costs that were included in purchase accounting.

•
We sold $345 million of indirect auto loans held by Oak Brook Bank on September 29, 2006 to remove low yielding assets. Furthermore, we have significantly scaled back our indirect auto origination business. These loans were marked to fair value on the merger date. Due to movement in interest rates from the merger date to sale date, the sale resulted in a gain of $338 thousand. The yield on the loans sold was approximately 6.34%.

•
We sold of $335 million in investment securities held by Oak Brook Bank, the majority of which were callable, to remove negative convexity from our balance sheet. These securities were marked to fair value on the merger date. Due to movement in interest rates from the merger date to the sale dates, a loss of $66 thousand was recorded on the sale.

•
On July 27, 2006 we issued $10 million of trust preferred securities at a rate of 3 month LIBOR plus 1.50%, and on August 23, 2006 we issued $20 million in trust preferred securities at a rate of 3 month LIBOR plus 1.52%, to fund part of the cash portion of the merger consideration paid to FOBB stockholders. On September 29, 2006, through Oak Brook Bank, we issued $10 million of subordinated debt at a rate of 3 month LIBOR plus 1.25%.

•
Oak Brook Bank’s results were included for 36 days in the quarter. Net income related to Oak Brook Bank for those 36 days was $2.0 million, including the carrying cost of cash consideration paid to former FOBB stockholders. Oak Brook Bank’s net income does not reflect cost savings which we expect to be in place after Oak Brook Bank converts to MB Financial Bank’s systems and is merged with MB Financial Bank in the fourth quarter of 2006. We believe that we will meet our previously announced cost savings target of $12.6 million (pre-tax) and may exceed that target. We issued approximately 8.4 million shares of common stock and paid approximately $74.1 million in cash to FOBB shareholders in connection with the merger.

In addition, we incurred net charge-offs of $5.0 million in the quarter primarily due to one commercial credit loss totaling $3.7 million. As of September 30, 2006, total non-performing loans to total loans were 0.40% compared to 0.52% as of September 30, 2005.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2006 third quarter performance.

RESULTS OF OPERATIONS

Third Quarter Results

Net income was $14.7 million for the third quarter of 2006, compared to $16.6 million for the third quarter of 2005. The results for the third quarter of 2006 generated an annualized return on average assets of 0.85% and an annualized return on average equity of 9.10%, compared to 1.18% and 13.28%, respectively, for the same period in 2005.

Net interest income was $51.8 million for the three months ended September 30, 2006, an increase of $5.6 million, or 12.1% from $46.2 million for the comparable period in 2005. Net interest income grew primarily due to a $1.1 billion, or 20.7%, increase in average interest earning assets, partially offset by a $994.7 million, or 22.7%, increase in average interest bearing liabilities. Approximately $876.1 million of the increase in average interest earning assets and approximately $757.8 million of the increase in interest bearing liabilities was due to the acquisition of FOBB, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.45% for the third quarter of 2006 and 3.71% for the third quarter of 2005. Twelve basis points of the decline in the net interest margin, on a fully tax equivalent basis, was due to the merger with FOBB. Oak Brook Bank’s net interest margin, on a fully tax equivalent basis, for the 36 days in the quarter was 2.93%. The remainder of the decline in the net interest margin was due to the inverted yield curve and continued tight credit spreads on loans.

The provision for loan losses was $4.0 million in the third quarter of 2006 and $1.8 million in the third quarter of 2005. Net charge-offs were $5.0 million in the quarter ended September 30, 2006 compared to $1.8 million in the quarter ended September 30, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income was $17.6 million for the quarter ended September 30, 2006, an increase of $892 thousand, or 5.3% compared to $16.7 million for the quarter ended September 30, 2005. Merchant card processing income increased by $1.2 million primarily due to the acquisition of FOBB. Brokerage fee income increased by $595 thousand due to increased investment representative production in 2006. Partially offsetting these increases, net lease financing declined by $725 thousand primarily due to a residual write-down of $525 thousand. Loan servicing fees decreased by $303 thousand primarily due to a deferred gain being fully amortized in the second quarter of 2006. The amortization was $144 thousand per month. There were asset write-offs of $296 thousand related to the merger with FOBB.

Other expense increased $7.0 million or 18.8% to $44.0 million for the quarter ended September 30, 2006 from $37.1 million for the quarter ended September 30, 2005. Salaries and employee benefits increased by $4.6 million primarily due to the acquisition of FOBB. Oak Brook Bank related salaries and employee benefits expense for the 36 days in the quarter was approximately $3.0 million. Occupancy and equipment expense, merchant card processing expense and other operating expenses increased by $581 thousand, $1.1 million and $578 thousand, respectively. These increases were primarily due to the acquisition of FOBB. Brokerage fee expense increased by $448 thousand, which is directly related to the increase in brokerage income. Merger related expenses (severance, contract termination costs, moving expenses, disposal of assets, etc.) were approximately $800 thousand. Approximately $300 thousand of these expenses are included as loss on sale of other assets in other income. These increases were partially offset by a decrease in advertising and marketing expense of $689 thousand compared to the third quarter of 2005. There was additional advertising for the deposit gathering strategy implemented in the third quarter of 2005. Additionally, telecommunications expense decreased by $397 thousand in the third quarter of 2006 due to conversion related costs incurred in 2005 as a result of implementing a new phone system.

Income tax expense for the three months ended September 30, 2006 decreased $843 thousand to $6.6 million compared to $7.4 million for the same period in 2005. The effective tax rate was 30.9% for the quarters ended September 30, 2006 and 2005.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported diluted net income per share for the three months ended September 30, 2005 was reduced by $0.02. The impact on the three months ended September 30, 2006 due to the adoption of Statement 123R was also $0.02.

The following table represents a statement of Other Income comparing the three months ended September 30, 2006 to the three months ended June 30, 2006, removing the impact of Oak Brook Bank.

	Three months ended 9/30/06 (as reported)	Oak Brook Bank and merger items	Adjusted Three months ended 9/30/06	Three months ended 6/30/06 (as reported)	Variance, without Oak Brook Bank and merger items

Other income (in thousands):
Loan service fees	$1,110	$157	$953	$1,291	(338)
Deposit service fees	5,157	386	4,771	4,887	(116)
Lease financing, net	2,832	-	2,832	3,398	(566)
Brokerage fees	2,568	2	2,566	2,431	135
Trust and asset management fees	1,736	382	1,354	1,449	(95)
Net gain (loss) on sale of securities available for sale	(121)	(66)	(55)	(25)	(30)
Increase in cash surrender value of life insurance	1,070	103	967	928	39
Net gain (loss) on sale of other assets (1)	(296)	(296)	-	4	(4)
Merchant card processing	1,820	907	913	870	43
Other operating income	1,739	580	1,159	1,114	45
Total other income	$17,615	$2,155	$15,460	$16,347	(887)

(1)	Oak Brook Bank and merger items include a $296 thousand loss on assets disposed of in the merger.

Excluding Oak Brook Bank and merger related activity, net lease financing declined by $566 thousand primarily due to a residual write-down of $525 thousand in the third quarter of 2006. Loan servicing fees decreased by $338 thousand primarily due to a deferred gain being fully amortized in the second quarter of 2006.

The following table represents a statement of Other Expense comparing the three months ended September 30, 2006 to the three months ended June 30, 2006, removing the impact of Oak Brook Bank.

	Three months ended 9/30/06 (as reported)	Oak Brook Bank and merger items	Adjusted Three months ended 9/30/06	Three months ended 6/30/06 (as reported)	Variance, without Oak Brook Bank and merger items

Other expense (in thousands):
Salaries and employee benefits (1)	$24,628	$3,004	$21,624	$20,669	$955
Occupancy and equipment expense	6,528	505	6,023	6,042	(19)
Computer services expense	1,801	135	1,666	1,647	19
Advertising and marketing expense	1,343	118	1,225	1,208	17
Professional and legal expense	784	107	677	506	171
Brokerage fee expense	1,405	-	1,405	1,301	104
Telecommunication expense	683	(12)	695	583	112
Other intangibles amortization expense	523	290	233	236	(3)
Merchant card processing	1,689	890	799	800	(1)
Other operating expenses (2)	4,642	408	4,234	4,323	(89)
Total other expense	$44,026	$5,445	$38,581	$37,315	$1,266

(1)	Oak Brook Bank and merger items include approximately $534 thousand of severance and other employment related costs as a result of the merger
(2)	Oak Brook Bank and merger items include approximately $139 thousand of other merger related expenses

Excluding any merger related expenses and the impact of Oak Brook Bank, salary and employee benefits expense increased by $955 thousand from the second quarter of 2006 to the third quarter of 2006. This increase was due to annual hourly pay rate increases effective in the third quarter of 2006 and one additional day in the quarter.

Year-To-Date Results

Net income was $49.0 million for the first nine months of 2006, compared to $51.0 million for the first nine months of 2005. The results for the first nine months of 2006 generated an annualized return on average assets of 1.06% and an annualized return on average equity of 11.81%, compared to 1.25% and 13.96%, respectively, for the first nine months of 2005.

Net interest income was $144.2 million for the nine months ended September 30, 2006, an increase of $8.7 million, or 6.4% from $135.6 million for the comparable period in 2005. Net interest income grew primarily due to a $598.0 million, or 12.1% increase in average interest earning assets. Approximately $295.2 million of the increase in average interest earning assets was due to our acquisition of FOBB, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.58% for the first nine months of 2006, compared to 3.76% for the first nine months of 2005. The decline in the net interest margin is primarily due to the inverted yield curve, continued tight credit spreads, and the acquisition of FOBB.

The provision for loan losses was $6.6 million in the first nine months of 2006 compared to $7.2 million in the first nine months of 2005. Net charge-offs were $6.9 million in the nine months ended September 30, 2006 compared to $6.6 million in the nine months ended September 30, 2005. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $1.1 million, or 2.3% to $51.2 million for the nine months ended September 30, 2006 from $50.0 million for the nine months ended September 30, 2005. Net gain on sale of other assets increased by $804 thousand primarily due to the sale of excess real estate. Brokerage fee income increased $1.2 million during the first nine months of 2006 due to increased investment representative production in 2006. Merchant card processing income increased by $1.8 million due to an increase in transactions processed during the first nine months of 2006 compared to the first nine months of 2005 and the acquisition of Oak Brook Bank. Approximately $907 thousand in merchant card processing income was due to Oak Brook Bank. Offsetting the increases above, net gains on sale of investment securities decreased by $2.7 million as a net loss of $527 thousand was realized in the first nine months of 2006 compared to net gains of $2.2 million in the first nine months of 2005. Additionally, net lease financing declined by $913 thousand primarily due to a residual write-down of $525 thousand in the third quarter of 2006.

Other expense increased by $13.7 million, or 13.1% to $118.2 million for the nine months ended September 30, 2006 from $104.5 million for the nine months ended September 30, 2005. Salaries and employee benefits increased by $8.3 million. Approximately $3.0 million of the increase in salaries and benefits was due to the acquisition of FOBB. The remaining increase was primarily due to organic growth and the new deposit gathering strategy, initiated in the third quarter of 2005. The increase due to the new deposit gathering strategy was approximately $700 thousand. Other operating expenses increased by $1.5 million partially due to increases in filing and other loan expense and stationary, printing and supplies expense of $209 thousand and $518 thousand, respectively. Printing expense increased from 2005 as a result of outsourcing processes that were previously done in-house. Occupancy and equipment expense increased by $1.4 million. Approximately $505 thousand of the increase in occupancy and equipment expense was due to the acquisition of FOBB. The remaining increase was primarily due to additional branch office locations. Brokerage fee expense increased by $929 thousand, which is directly related to the increase in brokerage income. Merchant card processing expense increased by $1.7 million primarily due to the acquisition of FOBB and an increase in transactions processed during the first nine months of 2006 compared to the first nine months of 2005. Approximately $890 thousand of the increase in merchant card processing expense was due to the acquisition of FOBB. Computer services expense increased by $906 thousand, primarily due to system upgrades during first nine months of 2006. These increases were partially offset by a decrease in advertising and marketing expense of $426 thousand. There was additional advertising for the deposit gathering strategy implemented in the third quarter of 2005. Additionally, telecommunications expense decreased by $638 thousand due to conversion related costs incurred in 2005 as a result of implementing a new phone system.

In the first quarter of 2006, MB Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using the modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under the modified retrospective application, prior period results are restated. As a result, previously reported diluted net income per share for the nine months ended September 30, 2005 was reduced by $0.06. The impact on the nine months ended September 30, 2006 due to the adoption of Statement 123R was also $0.06.

Income tax expense for the nine months ended September 30, 2006 decreased $1.3 million to $21.6 million compared to $22.9 million for the same period in 2005. The effective tax rate was 30.6% and 31.0% for the nine months ended September 30, 2006 and 2005, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended September 30,						Three Months Ended June 30,
	2006			2005			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$4,583,830	$87,913	7.61%	$3,670,401	$62,125	6.72%	$3,934,669	$74,303	7.57%
Loans exempt from federal income taxes (3)	4,056	72	6.95	2,923	48	6.43	4,075	71	6.89
Taxable investment securities	1,205,210	14,134	4.69	1,119,324	11,563	4.13	1,051,591	12,009	4.57
Investment securities exempt from federal income taxes (3)	330,526	4,698	5.56	278,281	3,901	5.49	304,718	4,276	5.55
Federal funds sold	3,449	46	5.22	2,686	24	3.5	5,843	71	4.81
Other interest bearing deposits	10,239	123	4.77	12,105	98	3.21	11,154	108	3.88
Total interest earning assets	6,137,310	106,986	6.93	5,085,720	77,759	6.07	5,312,050	90,838	6.86
Non-interest earning assets	710,183			527,251			554,943
Total assets	$6,847,493			$5,612,971			$5,866,993

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$898,455	$5,546	2.45%	$745,373	$2,585	1.38%	$723,762	$3,785	2.10%
Savings deposits	464,353	802	0.69	503,375	787	0.62	452,916	779	0.69
Time deposits	3,018,685	34,813	4.58	2,264,255	18,840	3.3	2,565,295	27,429	4.29
Short-term borrowings	659,964	7,818	4.70	679,256	5,346	3.12	641,259	6,801	4.25
Long-term borrowings and junior subordinated notes	327,866	4,583	5.47	182,393	2,632	5.65	236,611	3,585	5.99
Total interest bearing liabilities	5,369,323	53,562	3.96	4,374,652	30,190	2.74	4,619,843	42,379	3.68
Non-interest bearing deposits	767,925			682,955			677,014
Other non-interest bearing liabilities	67,594			58,132			60,570
Stockholders’ equity	642,651			497,232			509,566
Total liabilities and stockholders’ equity	$6,847,493			$5,612,971			$5,866,993
Net interest income/interest rate spread (4)		$53,424	2.97%		$47,569	3.33%		$48,459	3.18%
Taxable equivalent adjustment		1,670			1,382			1,521
Net interest income, as reported		$51,754			$46,187			$46,938
Net interest margin (5)			3.35%			3.60%			3.54%
Tax equivalent effect			0.10%			0.11%			0.12%
Net interest margin on a fully tax equivalent basis (5)			3.45%			3.71%			3.66%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.5 million, $1.7 million and $1.9 million for the three months ended September 30, 2006 and 2005, and June 30, 2006, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $5.9 million, or 12.3% to $53.4 million for the three months ended September 30, 2006 from $47.6 million for the three months ended September 30, 2005. Tax-equivalent interest income increased by $29.2 million due to a $1.1 billion, or 20.7% increase in average interest earning assets. The increase was primarily due to a $914.6 million, or 24.9% increase in average loans and a $138.1 million, or 9.9% increase in average investment securities. The acquisition of FOBB increased the average loan balance and the average investment securities balance by approximately $582.2 million and $226.3 million, respectively. The remaining increase in average earning assets was due to continued organic growth. The yield on average interest earning assets increased 86 basis points to 6.93% due to the increase in market interest rates. Interest expense increased by $23.4 million due to a $994.7 million, or 22.7% increase in overall interest bearing liabilities. The increase was primarily due to increases in time deposits, NOW and money market deposit accounts and long-term borrowings of $754 million, $153.1 million and $145.5 million, respectively. The acquisition of FOBB increased the average balances of time deposits, NOW and money market deposit accounts and long-term borrowings by approximately $442.1 million, $177.6 million and $81.8 million, respectively. The Company issued $30 million in trust preferred securities to fund part of the cash portion of the FOBB merger consideration and also issued $10 million in subordinated debt in the quarter. The yield on average interest bearing liabilities increased 122 basis points to 3.96% due to the increase in overall interest rates, the issuance of $30 million in trust preferred securities, and a shift in the funding mix to higher cost deposits.

The net interest margin expressed on a fully tax equivalent basis declined 26 basis points from the third quarter of 2005 to the third quarter of 2006. The net interest margin expressed on a fully tax equivalent basis for the third quarter of 2006 decreased by 21 basis points compared to the second quarter of 2006. Twelve basis points of the decline, on a fully tax equivalent basis, in the third quarter of 2006 was due to the inclusion of Oak Brook Bank for 36 days in the quarter (Oak Brook Bank’s net interest margin was 2.93%, on a fully tax equivalent basis) and the impact of the cash portion of the merger consideration, a portion of which was funded by trust preferred securities. Thirty million dollars of trust preferred securities were issued at a blended rate of 3 month LIBOR plus 1.51%. The Company also issued $10 million of subordinated debt was issued at a rate of 3 month LIBOR plus 1.25%. The remainder of the decline was due to margin compression as a result of the inverted yield curve and continued tight credit spreads.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Nine Months Ended September 30,
	2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans (1) (2)	$4,107,618	$230,897	7.52%	$3,530,563	$170,671	6.46%
Loans exempt from federal income taxes (3)	3,675	189	6.78	2,969	144	6.40
Taxable investment securities	1,121,903	38,427	4.57	1,139,989	35,903	4.20
Investment securities exempt from federal income taxes (3)	309,430	13,065	5.57	271,774	11,472	5.57
Federal funds sold	3,760	139	4.87	953	25	3.46
Other interest bearing deposits	11,540	352	4.08	13,680	255	2.49
Total interest earning assets	5,557,926	283,069	6.81	4,959,928	218,470	5.89
Non-interest earning assets	605,707			513,314
Total assets	$6,163,633			$5,473,242

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$778,579	$12,456	2.14%	$772,133	$7,186	1.24%
Savings deposits	462,727	2,449	0.71	515,685	2,390	0.62
Time deposits	2,658,392	85,530	4.30	2,121,306	48,008	3.03
Short-term borrowings	680,847	22,320	4.38	678,704	13,901	2.74
Long-term borrowings and junior subordinated notes	261,234	11,441	5.78	174,748	7,360	5.55
Total interest bearing liabilities	4,841,779	134,196	3.71	4,262,576	78,845	2.47
Non-interest bearing deposits	703,463			666,284
Other non-interest bearing liabilities	63,535			55,500
Stockholders’ equity	554,856			488,882
Total liabilities and stockholders’ equity	$6,163,633			$5,473,242
Net interest income/interest rate spread (4)		$148,873	3.10%		$139,625	3.42%
Taxable equivalent adjustment		4,639			4,066
Net interest income, as reported		$144,234			$135,559
Net interest margin (5)			3.47%			3.65%
Tax equivalent effect			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.58%			3.76%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $5.1 million and $5.5 million for the nine months ended September 30, 2006 and 2005, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $9.2 million, or 6.6% to $148.9 million for the nine months ended September 30, 2006 from $139.6 million for the nine months ended September 30, 2005. Tax-equivalent interest income increased by $64.6 million due to a $598.0 million, or 12.1% increase in average interest earning assets. The increase was comprised of a $577.8 million, or 16.4% increase in average loans and a $19.6 million, or 1.4% increase in average investment securities. The acquisition of FOBB increased the average loan balance and the average investment securities balance by approximately $196.2 million and $76.3 million, respectively. The yield on average interest earning assets increased 92 basis points to 6.81% due to the increase in market interest rates. Interest expense increased by $55.4 million as average interest bearing liabilities increased by $579.2 million, while their cost increased by 124 basis points to 3.71%, also due to the increase in market interest rates. Approximately $255.4 million of the increase of the increase in average interest bearing liabilities was due to our acquisition of Oak Brook Bank, with the remainder resulting from organic growth.

The net interest margin expressed on a fully tax equivalent basis for the nine months ended September 30, 2006 decreased by 18 basis points from 3.76% for the nine months ended September 30, 2005 primarily due to the inverted yield curve and continued tight credit spreads on loans and the FOBB merger. Four basis points of the decline, on a fully tax equivalent basis, for the nine months ended September 30, 2006, was due to the inclusion of Oak Brook Bank for 36 days in the nine months ended September 30, 2006.

For further analysis we have included, for the month ended September 30, 2006, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Month ended September, 30, 2006
	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans (1) (2)	$5,469,279	$34,381	7.65%
Loans exempt from federal income taxes (3)	4,037	23	6.84
Taxable investment securities	1,471,384	5,864	4.78
Investment securities exempt from federal income taxes (3)	354,584	1,698	5.75
Federal funds sold	5,340	23	5.17
Other interest bearing deposits	9,674	42	5.28
Total interest earning assets	7,314,298	42,031	6.99
Non-interest earning assets	945,906
Total assets	$8,260,204

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$1,146,745	$2,541	2.70%
Savings deposits	503,125	319	0.77
Time deposits	3,655,508	14,199	4.73
Short-term borrowings	669,289	2,616	4.76
Long-term borrowings and junior subordinated notes	471,354	2,292	5.84
Total interest bearing liabilities	6,446,021	21,967	4.15
Non-interest bearing deposits	907,402
Other non-interest bearing liabilities	80,051
Stockholders’ equity	826,730
Total liabilities and stockholders’ equity	$8,260,204
Net interest income/interest rate spread (4)		$20,064	2.84%
Taxable equivalent adjustment		602
Net interest income, as reported		$19,462
Net interest margin (5)			3.24%
Tax equivalent effect			0.10%
Net interest margin on a fully tax equivalent basis (5)			3.34%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $531 thousand.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The above table reflects a full month of average balances and net interest income that includes the merger with FOBB. The decrease in margin when comparing the month of September to the third quarter of 2006, is expected and entirely due to the merger with FOBB. We believe that while our net interest margin will vary somewhat from month to month and quarter to quarter, it should improve as assets are redeployed and liabilities are repriced. The September yield for loans includes 28 days of interest income from the indirect auto loan portfolio. On September 29, 2006 approximately $345 million of the indirect auto loan portfolio was sold. The yield of the indirect loans sold was approximately 6.34%. We estimate that our net interest margin on a fully tax equivalent basis will range from 3.35% to 3.41% in the fourth quarter.

BALANCE SHEET

Total assets increased $2.2 billion or 39.3% to $8.0 billion at September 30, 2006 from $5.7 billion at December 31, 2005. Net loans increased by $1.4 billion, or 37.8% to $5.1 billion at September 30, 2006. In aggregate, commercial related credits grew by $961.5 million, or 30.9%. See “Loan Portfolio” section below for further analysis. Investment securities available for sale increased by $357.1 million, or 25.4% to $1.8 billion at September 30, 2006. Due to the acquisition of FOBB net loans and investment securities available for sale increased by $1.1 billion and $470.9 million, respectively. Goodwill and other intangibles increased by $249.1 million and $17.2 million, respectively, primarily due to the acquisition of FOBB.

Total liabilities increased by $1.9 billion, or 36.9% to $7.1 billion at September 30, 2006 from $5.2 billion at December 31, 2005. Total deposits grew by $1.9 billion or 44.3% to $6.1 billion during that same period. Nearly all of the deposit increase was due to the acquisition of FOBB. Short-term borrowings decreased by $234.6 million, or 31.5%, primarily due to a decrease in securities sold under agreement to repurchase of $190.8 million. This decrease was partially offset by an addition to short-term borrowings of approximately $48.8 million due to the FOBB acquisition. Long-term borrowings increased by $227.7 million. Approximately $207.4 million of the increase was due to the acquisition of FOBB. Junior subordinated notes issued to capital trusts increased by $55.7 million primarily due to issuance of an additional $30.0 million in trust preferred securities during the third quarter of 2006 to fund part of the cash portion of the FOBB merger consideration. Approximately $24.8 million of the increase was due to the junior subordinated notes issued to capital trusts that FOBB had outstanding prior to the acquisition.

Total stockholders’ equity increased $324.5 million to $831.5 million at September 30, 2006 compared to $507.0 million at December 31, 2005. Approximately $296.9 million of the increase was due to the acquisition of FOBB. Retained earnings increased by $35.5 million due to net income of $49.0 million, partially offset by $13.6 million or $0.48 per share, in cash dividends. Treasury stock increased by $10.0 million resulting primarily from the repurchase of 393,681 outstanding shares.

At September 30, 2006, the Company’s total risk-based capital ratio was 11.80%; Tier 1 capital to risk-weighted assets ratio was 10.48% and Tier 1 capital to average asset ratio was 9.59%. MB Financial Bank, N.A., Oak Brook Bank, and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at September 30, 2006.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	September 30,		December 31,		September 30,
	2006		2005		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial related credits:
Commercial loans	$1,063,331	21%	$833,046	22%	$832,304	23%
Commercial loans collateralized by assignment of lease payments	439,123	8%	299,053	8%	283,171	7%
Commercial real estate	1,740,988	34%	1,456,585	39%	1,438,333	39%
Construction real estate	828,157	16%	521,434	14%	485,762	13%
Total commercial related credits	4,071,599	79%	3,110,118	83%	3,039,570	82%
Other loans:
Residential real estate	545,244	10%	387,167	10%	408,273	11%
Indirect vehicle	99,788	2%	-	-	-	-
Consumer loans	443,616	9%	248,897	7%	251,104	7%
Gross loans (1)	5,160,247	100%	3,746,182	100%	3,698,947	100%
Allowance for loan losses	(61,128)		(44,979)		(44,779)
Net loans	$5,099,119		$3,701,203		$3,654,168

(1)
Gross loan balances at September 30, 2006, December 31, 2005, and September 30, 2005 are net of unearned income, including net deferred loan fees of $3.9 million, $3.6 million, and $3.5 million, respectively.

Net loans increased by $1.4 billion, or 37.8%, to $5.1 billion at September 30, 2006 from $3.7 billion at December 31, 2005. Approximately $711.2 million of the increases in commercial related credits were due to the acquisition of FOBB. The remaining increases in commercial related credits were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. Commercial related credits grew 10.8% on an annualized basis due to organic growth. On September 29, 2006 approximately $345 million of the Oak Brook Bank indirect auto loan portfolio was sold.

Net loans increased by $1.5 billion, or 39.5%, to $5.1 billion at September 30, 2006 from $3.7 billion at September 30, 2005. Approximately $711.2 million of the increases in commercial related credits were due to the acquisition of FOBB. The remaining increases in commercial related credits were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. On September 29, 2006 approximately $345 million of the Oak Brook Bank indirect auto loan portfolio was sold.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	September 30, 2006	December 31, 2005	September 30, 2005
Non-performing loans:
Non-accrual loans	$20,440	$20,841	$18,753
Loans 90 days or more past due, still accruing interest	435	321	514
Total non-performing loans	20,875	21,162	19,267
Other real estate owned	37	354	266
Repossessed vehicles	259	-	-
Total non-performing assets	$21,171	$21,516	$19,533
Total non-performing loans to total loans	0.40%	0.56%	0.52%
Allowance for loan losses to non-performing loans	292.83%	212.55%	232.41%
Total non-performing assets to total assets	0.27%	0.38%	0.34%

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Nine Months Ended

	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Balance at beginning of period	$45,716	$44,790	$44,979	$44,266
Additions from acquisition	16,426	-	16,426	-
Provision for loan losses	4,000	1,750	6,600	7,150
Charge-offs	(6,439)	(2,687)	(9,885)	(8,662)
Recoveries	1,426	926	3,008	2,025
Balance at September 30,	$61,128	$44,779	$61,128	$44,779
Total loans at September 30,	$5,160,247	$3,698,947	$5,160,247	$3,698,947
Ratio of allowance for loan losses to total loans	1.18%	1.21%	1.18%	1.21%
Net loan charge-offs to average loans (annualized)	0.43%	0.19%	0.22%	0.25%

Net charge-offs increased by $3.3 million to $5.0 million in the quarter ended September 30, 2006 from $1.8 million in the quarter ended September 30, 2005. A substantial portion of the Company’s $5.0 million of net charge-off activity in the quarter was due to the charge-off of one commercial credit totaling $3.7 million.

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

We define potential problem loans as loans rated substandard or doubtful which are included on the watch list presented to our bank subsidiaries’ boards of directors that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans), but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. Our decision to include performing loans in potential problem loans does not necessarily mean that we expect losses to occur, but that we recognize potential problem loans carry a higher probability of default. The aggregate principal amounts of potential problem loans were $24.5 million, or 0.47% of total loans as of September 30, 2006, and approximately $25.2 million, or 0.67% of total loans as of December 31, 2005 and $27.2 million, or 0.74% of total loans as of September 30, 2005.

The following is a summary of charge-offs and non-performing loans for the prior fifteen quarters (in thousands):

	Net Charge-Offs	Annualized Net Charge-Offs to Average Loans	End of Period Non-Performing Loans	Non-Performing Loans to Total Loans	Potential Problem Loans to Total Loans	Total Non-Performing Loans and Potential Problem Loans to Total Loans

2003 - 1st Qtr	$1,216	0.18%	$22,434	0.81%	1.50%	2.31%
2003 - 2nd Qtr	2,924	0.42%	$21,573	0.79%	1.12%	1.91%
2003 - 3rd Qtr	4,491	0.64%	$25,609	0.92%	1.01%	1.93%
2003 - 4th Qtr	1,478	0.21%	$21,112	0.75%	0.88%	1.63%
2003 - Full Year	$10,109	0.37%

2004 - 1st Qtr	$1,274	0.18%	$26,309	0.92%	1.40%	2.32%
2004 - 2nd Qtr	1,914	0.26%	$28,877	0.90%	1.35%	2.25%
2004 - 3rd Qtr	1,594	0.20%	$26,324	0.83%	1.48%	2.31%
2004 - 4th Qtr	2,376	0.29%	$23,684	0.71%	1.32%	2.03%
2004 - Full Year	$7,158	0.23%

2005 - 1st Qtr	$2,846	0.34%	$26,100	0.76%	0.88%	1.64%
2005 - 2nd Qtr	2,030	0.23%	$23,950	0.66%	0.61%	1.27%
2005 - 3rd Qtr	1,761	0.19%	$19,267	0.52%	0.74%	1.26%
2005 - 4th Qtr	1,300	0.14%	$21,162	0.56%	0.67%	1.23%
2005 - Full Year	$7,937	0.22%

2006 - 1st Qtr	$994	0.11%	$20,695	0.53%	0.71%	1.24%
2006 - 2nd Qtr	870	0.09%	$16,920	0.42%	0.88%	1.30%
2006 - 3rd Qtr	5,013	0.43%	$20,875	0.40%	0.47%	0.87%
2006 - YTD	$6,877	0.22%

Net charge-offs over the past three years (on an annualized basis for 2006) have remained consistent at approximately 22 basis points on average loans. The net charge-offs in the third quarter of 2006 were partially offset by lower net charge-offs in the first two quarters of the year. Non-performing loans and potential problem loans as a percent of total loans are at the lowest level of the past fifteen quarters.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to MB Financial Inc.’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the effects of our merger with First Oak Brook Bancshares, Inc. and all other statements in this report other than historical facts constitute forward-looking statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger with First Oak Brook Bancshares, Inc. might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) our future acquisitions of other depository institutions or lines of business; (15) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (16) the impact of the guidance recently prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED BALANCE SHEETS
    September 30, 2006, December 31, 2005 and September 30, 2005 (2005 restated for SFAS 123R)
    (Amounts in thousands, except common share data)
    (Unaudited)

	September 30,	December 31,	September 30,
	2006	2005	2005

ASSETS
Cash and due from banks	$136,938	$92,001	$102,892
Interest bearing deposits with banks	8,666	12,783	11,614
Federal funds sold	36,071	-	28,700
Investment securities available for sale	1,762,943	1,405,844	1,386,605
Trading securities	899	-	-
Loans held for sale	4,850	500	217
Loans (net of allowance for loan losses of $61,128 at September 30, 2006,
$44,979 at December 31, 2005 and $44,779 at September 30, 2005)	5,099,119	3,701,203	3,654,168
Lease investments, net	65,646	65,696	62,848
Premises and equipment, net	195,091	147,701	146,119
Cash surrender value of life insurance	119,657	90,194	89,253
Goodwill, net	374,079	125,010	124,010
Other intangibles, net	29,828	12,594	12,830
Other assets	130,454	65,539	57,491

Total assets	$7,964,241	$5,719,065	$5,676,747

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$906,667	$694,548	$717,373
Interest bearing	5,157,576	3,507,152	3,536,815
Total deposits	6,064,243	4,201,700	4,254,188
Short-term borrowings	511,005	745,647	667,055
Long-term borrowings	298,890	71,216	77,320
Junior subordinated notes issued to capital trusts	179,230	123,526	123,526
Accrued expenses and other liabilities	79,406	69,990	53,773
Total liabilities	7,132,774	5,212,079	5,175,862

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
37,330,205, 28,912,803 and 28,913,798 shares at September 30,2006,
December 31, 2005 and September 30, 2005, respectively)	373	289	289
Additional paid-in capital	439,906	141,745	139,674
Retained earnings	425,867	390,407	380,991
Accumulated other comprehensive loss	(8,699)	(9,453)	(8,760)
Less: 747,612, 453,461 and 285,708 shares of treasury stock, at cost,
at September 30, 2006, December 31, 2005 and September 30, 2005, respectively	(25,980)	(16,002)	(11,309)
Total stockholders' equity	831,467	506,986	500,885

Total liabilities and stockholders' equity	$7,964,241	$5,719,065	$5,676,747

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME
    (2005 restated for SFAS 123R)
    (Amounts in thousands, except common share data)
    (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Interest income:
Loans	$87,959	$62,156	$231,020	$170,764
Investment securities:
Taxable	14,134	11,563	38,427	35,903
Nontaxable	3,054	2,536	8,492	7,457
Federal funds sold	46	24	139	25
Other interest bearing accounts	123	98	352	255
Total interest income	105,316	76,377	278,430	214,404

Interest expense:
Deposits	41,161	22,212	100,435	57,584
Short-term borrowings	7,818	5,346	22,320	13,901
Long-term borrowings and junior subordinated notes	4,583	2,632	11,441	7,360
Total interest expense	53,562	30,190	134,196	78,845
Net interest income	51,754	46,187	144,234	135,559

Provision for loan losses	4,000	1,750	6,600	7,150

Net interest income after provision for loan losses	47,754	44,437	137,634	128,409

Other income:
Loan service fees	1,110	1,413	4,153	3,965
Deposit service fees	5,157	5,065	14,817	14,603
Lease financing, net	2,832	3,557	9,474	10,387
Brokerage fees	2,568	1,973	7,305	6,115
Trust and asset management fees	1,736	1,705	4,590	4,368
Net gain (loss) on sale of securities available for sale	(121)	85	(527)	2,213
Increase in cash surrender value of life insurance	1,070	1,016	2,956	2,949
Net gain (loss) on sale of other assets	(296)	-	805	1
Merchant card processing	1,820	630	3,414	1,579
Other operating income	1,739	1,279	4,194	3,865
	17,615	16,723	51,181	50,045

Other expense:
Salaries and employee benefits	24,628	20,037	65,597	57,329
Occupancy and equipment expense	6,528	5,947	18,513	17,077
Computer services expense	1,801	1,430	5,053	4,147
Advertising and marketing expense	1,343	2,032	3,781	4,207
Professional and legal expense	784	733	1,848	2,090
Brokerage fee expense	1,405	957	3,899	2,970
Telecommunication expense	683	1,080	2,002	2,640
Other intangibles amortization expense	523	240	999	757
Merchant card processing	1,689	549	3,165	1,427
Other operating expenses	4,642	4,064	13,334	11,824
	44,026	37,069	118,191	104,468

Income before income taxes	21,343	24,091	70,624	73,986

Income taxes	6,602	7,445	21,598	22,938

Net Income	$14,741	$16,646	$49,026	$51,048

Common share data (1):

Basic earnings per common share	$0.47	$0.58	$1.67	$1.79
Diluted earnings per common share	$0.46	$0.57	$1.64	$1.77
Weighted average common shares outstanding	31,529,245	28,506,656	29,328,102	28,467,292
Diluted weighted average common shares outstanding	32,055,721	28,955,455	29,842,456	28,912,076

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2006	2005	2006	2005
Performance Ratios:

Annualized return on average assets	0.85%	1.18%	1.06%	1.25%

Annualized return on average equity	9.10	13.28	11.81	13.96

Annualized cash return on average tangible equity (1)	14.67	18.27	17.14	19.33

Net interest rate spread	2.97	3.33	3.10	3.42

Efficiency ratio (2)	61.87	57.73	58.92	55.73

Net interest margin - fully tax equivalent basis (3)	3.45	3.71	3.58	3.76

Net interest margin	3.35	3.60	3.47	3.65

Asset Quality Ratios:

Non-performing loans to total loans	0.40%	0.52%	0.40%	0.52%

Non-performing assets to total assets	0.27	0.34	0.27	0.34

Allowance for loan losses to total loans	1.18	1.21	1.18	1.21

Allowance for loan losses to
non-performing loans	292.83	232.41	292.83	232.41

Net loan charge-offs to average loans (annualized)	0.43	0.19	0.22	0.25

Capital Ratios:

Tangible equity to assets (4)	5.79%	6.65%	5.79%	6.65%
Equity to total assets	10.44	8.82	10.44	8.82
Book value per share (5)	$ 22.73	$ 17.50	$ 22.73	$ 17.50
Less: goodwill and other intangible assets, net of tax benefit, per common share common share	10.76	4.63	10.76	4.63
Tangible book value per share (6)	$ 11.97	$ 12.87	$ 11.97	$ 12.87

Total capital (to risk-weighted assets)	11.80%	13.00%	11.80%	13.00%
Tier 1 capital (to risk-weighted assets)	10.48	11.78	10.48	11.78
Tier 1 capital (to average assets)	9.59	9.05	9.59	9.05

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	September 30, 2006	December 31, 2005	September 30, 2005

Stockholders’ equity - as reported	$831,467	$506,986	$500,885
Less: goodwill	374,079	125,010	124,010
Less: other intangible assets, net of tax benefit	19,388	8,186	8,340
Tangible equity	$438,000	$373,790	$368,536

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Average stockholders’ equity - as reported	$642,651	$497,232	$554,856	$488,882
Less: average goodwill	222,448	124,010	157,904	123,778
Less: average other intangible assets, net of tax benefit	12,310	8,416	9,471	8,575
Average tangible equity	$407,893	$364,806	$387,482	$356,529

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income - as reported	$14,741	$16,646	$49,026	$51,048
Add: other intangible amortization expense, net of tax benefit	340	156	649	492
Net cash flow available to stockholders	$15,081	$16,802	$49,675	$51,540

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.” A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.